Exhibit 99.1

Palmer Square Capital BDC Announces Third Quarter 2025
Supplemental Dividend of $0.06

MISSION WOODS, Kansas, September 23, 2025 — Palmer Square Capital BDC Inc. (NYSE: PSBD) (“Palmer Square” or the “Company”), an externally managed business development company, today announced that its Board of Directors has declared a third quarter 2025 supplemental dividend of $0.06 per share. Shareholders of record as of September 26, 2025, will receive the supplemental dividend, payable on October 14, 2025.

The supplemental dividend will be paid out of the excess of the Company’s quarterly undistributed net investment income, above the third quarter 2025 base dividend of $0.36 per share, payable on October 14, 2025, to shareholders of record as of September 26, 2025.

About Palmer Square Capital BDC Inc.

Palmer Square Capital BDC Inc. (NYSE: PSBD) is an externally managed, non-diversified closed-end management investment company that primarily lends to and invests in corporate debt loans, including but not limited to large private U.S. companies in the broadly syndicated loan market, as well as the direct large cap private credit market. PSBD has elected to be regulated as a business development company under the Investment Company Act of 1940. PSBD’s investment objective is to maximize total return, comprised of current income and capital appreciation. PSBD’s current investment focus is guided by two strategies that facilitate its investment opportunities and core competencies: (1) investing in corporate debt loans and, to a lesser extent, (2) investing in other debt securities which may include collateralized loan obligation debt and equity. PSBD’s investment activities are managed by its investment adviser, Palmer Square BDC Advisor LLC, an affiliate of Palmer Square Capital Management LLC.

Contacts

Investors

Matt Bloomfield and Jeremy Goff

Palmer Square Capital BDC Inc.

Investors@palmersquarebdc.com

Media

Josh Clarkson

Prosek Partners

PSBD@prosek.com